Consent of Inclusion of
                         Review Opinion

We are aware that PVAXX Corporation has included in its Registration Statement (Form SB-2, File no. 333-43512) our report dated August 23, 2001 covering the unaudited financial statements as of March 31,2001 for the three and nine month period ended March 31,2001. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meanings of Sections 7 and 11 of the Act.

                  Very truly yours,


                  PKF
                  Nottingham, UK
                  October 15,2001